Exhibit 10.58

Canaccord Genuity LLC 99 High Street Suite 1200 Boston, MA USA 02110 T1: 1.617.371.3900 T2: 1.800.225.6201 cgf.com

CONFIDENTIAL

November 8, 2019

Histogen, Inc.

10655 Sorrento Valley Road

San Diego, CA 92121

Attention: Richard Pascoe

       Chairman and Chief Executive Officer

Dear Richard:

This letter agreement (including Annex A hereto, this “Agreement”) will confirm our understanding of the terms and conditions under which Canaccord Genuity LLC (“Canaccord Genuity”) is engaged by Histogen, Inc., a Delaware corporation and any subsidiary thereof (collectively, the “Company”) as its exclusive financial advisor with respect to consummating (a) one or several possible business combinations, whether in one or a series of related transactions, through the purchase of an organization’s equity or by means of a merger, consolidation, reorganization, joint venture, reverse merger, partnership, tender offer, exchange offer, strategic alliance, or any other transaction of a like nature, regardless of form, with a Public Company (as defined below) which results in the Company (or its successor or the acquiror of a majority of its assets) being a Public Company (a “Reverse Merger”), and (b) one or more private placements or public offerings of Instruments (as defined below) (I) of the Company occurring concurrently with a Reverse Merger, or (II) of any successor to the Company occurring concurrently with or following a Reverse Merger (the immediately foregoing clauses (I) and (II) collectively, a “Financing”). For the sake of clarity, (A) private placements of Instruments of the Company that occur prior to and not in connection with a Reverse Merger shall not be deemed a Financing, and (B) any private placement or public offering of Instruments related to a Reverse Merger, directly or indirectly, shall be deemed a Financing hereunder. For the avoidance of doubt, if a Financing is executed in more than one issuance or tranche which form part of the same financing plan, then all such issuances and tranches shall collectively be deemed a single Financing for the purposes of this Agreement.

Notwithstanding anything to the contrary herein, a Financing shall not include the sale, assignment or other transfer of outstanding securities by an equityholder of the Company (i) for estate planning purposes, (ii) in a divorce, bankruptcy or similar circumstances, (iii) to its partners, members or other equityholders, or (iv) to the Company, another equityholder of the Company, an Affiliate (as defined below), a Family Member (as defined below) or an Affiliate of a Family Member or another equityholder of the Company.

It is understood and agreed that the Company’s engagement of Canaccord Genuity pursuant to this Agreement is not an express or implied commitment by, nor shall this Agreement otherwise create any obligation on, Canaccord Genuity to underwrite, place, or purchase any Instruments or otherwise provide or arrange any financing.

Histogen, Inc.

November 8, 2019

“Instruments” shall mean common stock, preferred stock, or other equity securities (individually and collectively, “Equity Securities”). “Public Company” means an entity that has a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. “Family Member” means, with respect to any individual, the lineal ascendants, lineal descendants, and siblings, whether related by blood or by adoption, of such individual or such individual’s spouse or domestic partner, and such individual’s spouse or domestic partner. “Person” means any corporation, limited liability company, partnership, trust or other entity or an individual.

1. Services. The Company hereby engages Canaccord Genuity to act as its exclusive financial advisor and participate and assist in negotiations with respect to exploring, negotiating and consummating a Reverse Merger and a Financing (collectively, the “Transactions”) during the Term (as defined below), and Canaccord Genuity hereby accepts such engagement. As financial advisor, Canaccord Genuity shall perform such financial advisory and investment banking services as the Company may reasonably request in connection with a potential Transaction, including:

(a) analyzing and evaluating the business, operations, financial condition and prospects of the Company;

(b) reviewing with members of management the Company’s financial plans and analyze its strategic plans and business alternatives;

(c) being available at the Company’s request to meet with its Board of Directors to discuss strategic alternatives and their financial implications;

(d) collaborating with the Company to develop and execute a strategy for completing a Reverse Merger and Financing and the appropriate structure, terms and conditions thereof;

(e) in consultation with the Company, play the lead role in identifying, qualifying and contacting potential investors in a Financing (the “Investors”) and in soliciting, coordinating and evaluating indications of interest and proposals regarding the Transactions; provided that Canaccord Genuity shall not contact any Investor or potential counterparty to a Reverse Merger (a “Counterparty”), or introduce any such Counterparty to the Company, until such Person has been approved by the Company in writing;

(f) preparing offering materials detailing the Transactions for distribution and presentation to Investors (collectively, “Marketing Materials”); provided, however, that the Company must approve all Marketing Materials and any distribution thereof in writing prior to their use);

(g) updating the Company on a regular basis regarding the process and any substantive communications with any Investors or Counterparties, including the dates and nature thereof;

Histogen, Inc.

November 8, 2019

(h) evaluating and comparing Transaction proposals made to the Company;

(i) coordinating and attending meetings (including due diligence meetings) with Investors, Counterparties and the Company;

(j) responding to inquiries by Investors or Counterparties;

(k) advising the Company in its negotiations regarding the Transactions, including, as required, negotiating (along with Company legal counsel) definitive agreements;

(l) coordinating with the Company’s legal counsel regarding matters related to the closing of a Transaction; and

(m) providing such other financial advisory and investment banking services reasonably necessary to accomplish the foregoing, including financial and strategic analysis necessary to facilitate the proper and timely integration of the financial, tax, and merger and acquisition aspects of the Transactions.

2. Information. The Company will furnish and, if applicable, will request any third party to furnish Canaccord Genuity such information as Canaccord Genuity reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the “Information”). The Company agrees that Canaccord Genuity, in performing its services hereunder, will use and rely upon the Information without assuming any responsibility for independent investigation or verification thereof. Accordingly, Canaccord Genuity shall be entitled to assume and rely upon the accuracy and completeness of all such Information. Canaccord Genuity will assume that any forecasts and projections have been prepared in good faith and reflect reasonable estimates and judgments of the management of the Company, the relevant target or strategic partner, as the case may be, as to the matters covered thereby.

3. Confidentiality.

(a) Canaccord Genuity shall keep confidential all information (the “Confidential Information”) provided by the Company or its employees, officers, directors, equityholders, affiliates, attorneys, accountants, consultants, advisors and other representatives (collectively, “Representatives”) to Canaccord Genuity or its Representatives. Canaccord Genuity shall not use, and cause its Representatives not to use, any Confidential Information except for the benefit of the Company in connection with performing the services to the Company pursuant to the engagement, and shall not disclose, and cause its Representatives not to disclose, any Confidential Information to any Person except (a) with the Company’s prior written consent, (b) a Counterparty or Investor who has executed and delivered a confidentiality agreement, in form approved in writing by the Company, to the Company, (c) those of its Representatives who need access to any Confidential Information for purposes of performing the services to be provided by Canaccord Genuity hereunder, provided that each such Representative is bound by a duty or obligation of confidentiality to Canaccord Genuity and has been advised of the confidentiality thereof; it being understood that Canaccord Genuity shall

Histogen, Inc.

November 8, 2019

be liable for any unauthorized use or disclosure by any such Representative, or (d) as may be required by legal process or regulatory authority; provided that in the event that Canaccord Genuity or any of its Representatives are requested or required by law, regulatory authority or other applicable judicial or governmental order to disclose any Confidential Information, and such request, requirement, or order specifically references the Company, Canaccord Genuity or such Representative shall, if permitted by applicable law, provide the Company with notice of any such request, requirement, or order as promptly as reasonably practicable so that the Company may seek a protective order or other appropriate remedy (at the Company’s sole expense) or waive compliance with the terms of this Agreement; provided, further, that in the event that such protective order or other remedy is not obtained for any reason, or that the Company waives compliance with the terms hereof, Canaccord Genuity or its Representatives, as applicable, may disclose that portion of the Confidential Information which Canaccord Genuity or its Representatives, as the case may be, believes in good faith, on advice on counsel, is legally required to be disclosed, but will use its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(b) The term “Confidential Information” includes the financial terms of this Agreement, the fact that Transactions are potentially taking place and the terms, conditions and status thereof, but does not include information which: (i) was already in Canaccord Genuity’s possession prior to the time of disclosure to it by the Company or any of its Representatives without being subject to any obligation or duty of confidentiality or non-disclosure, (ii) was or becomes generally available to the public other than as a result of a disclosure by Canaccord Genuity or any of its Representatives, (iii) becomes available to Canaccord Genuity on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by any obligation of duty of confidentiality or non-disclosure with respect to such information, or (iv) which was or is independently developed or discovered by Canaccord Genuity without the use of any Confidential Information.

(c) Canaccord Genuity and its Representatives shall keep (and Canaccord Genuity shall cause its Representatives to keep) the Confidential Information confidential by using the same degree of care as Canaccord Genuity uses with its own confidential or proprietary information of a similar nature, but not less than a reasonable degree of care.

(d) Upon the Company’s written request, Canaccord Genuity and its Representatives shall at its option either promptly destroy or delete (and Canaccord Genuity shall cause its Representatives promptly to destroy or delete) all Confidential Information in written, stored or any other tangible form, and any copies thereof; provided, however, that Canaccord Genuity and its Representatives may retain copies of Confidential Information, subject to all of the other terms of this Section 3 (which shall survive any termination hereof with respect to all such retained copies), in accordance with their respective internal record retention policies for legal, compliance or regulatory purposes or to establish the rights of Canaccord Genuity and its Representatives under this Agreement.

Histogen, Inc.

November 8, 2019

(e) Canaccord Genuity and its Representatives agree and acknowledge that as between Canaccord Genuity or its Representatives and the Company, the Confidential Information is and shall remain the sole and exclusive property of the Company, and that no license or similar proprietary right is granted to Canaccord Genuity or its Representatives or any other Person hereunder.

(f) Canaccord Genuity and its Representatives acknowledge that remedies at law would be inadequate to protect the Company against any actual or threatened breach of this Section 3 by Canaccord Genuity or its Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, Canaccord Genuity and its Representatives agree to the granting of injunctive relief in favor of the Company without proof of actual damages, proving the inadequacy of money damages, proving the likelihood of success, or (to the extent permitted by law) without posting a bond or other security.

4. Marketing. It is expected that the Instruments will be offered and sold on a private placement basis as agreed upon by the Company and Canaccord Genuity in the United States and Canada (the “Qualifying Jurisdictions”) by way of private placement to selected accredited investors and/or to qualified institutional buyers and outside of the United States and Canada on a private placement or equivalent basis in accordance with applicable laws, as is mutually agreed between the Company and Canaccord Genuity.

The Company shall cause appropriate senior personnel to make themselves available to participate in the marketing of the Financing, including assisting in the preparation of Marketing Materials and attending roadshows and other investor meetings. All orders and expressions of interest in Transactions shall be referred to Canaccord Genuity.

The Company authorizes Canaccord Genuity to distribute Marketing Materials to prospective Investors in a Financing or potential Counterparties in a Reverse Merger; provided that Canaccord Genuity shall not (a) distribute or disclose any Marketing Materials or any other Confidential Information to any Person that has not been approved by the Company in writing, or (b) provide any material non-public information regarding any Public Company which may be involved in a Reverse Merger, including the identity of such Public Company, to any Person without an express agreement by such Person (whether oral or written) not to disclose, or trade on the basis of, that information. Marketing Materials, together with any reports, statements and other documents publicly filed by the Company with regulatory agencies (collectively, the “Materials”) shall be the subject of Canaccord Genuity’s review and approval prior to distribution (such approval not to be unreasonably withheld, delayed or conditioned).

The Company acknowledges that the Company shall be solely responsible for the accuracy and completeness of the Materials and all other information distributed in connection with a Financing, and agrees that such Materials and information shall not contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If, prior to the pricing of a Financing, any event shall occur or condition shall exist as a result of which it is necessary to amend or

Histogen, Inc.

November 8, 2019

supplement the Materials in order to cause the statements therein not to omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances in which they are made, not misleading, the Company shall promptly prepare and furnish to Canaccord Genuity such amendments or supplements. The Company shall comply, and shall assist Canaccord Genuity in complying, with all federal, state, and provincial securities laws and regulations applicable to the Financing; provided that Canaccord Genuity shall not engage in any general solicitation or make any general advertisement in any jurisdiction without the prior written consent of the Company.

The Company agrees that (i) at the closing of the Financing, it shall cause its outside counsel to issue to Canaccord Genuity an opinion reasonably acceptable to Canaccord Genuity to the effect that any sale of the Instruments was exempt from the registration requirements of the Securities Act of 1933, as amended, and (ii) Canaccord Genuity will be entitled to rely, as an express third-party beneficiary, on the representations, warranties and covenants of the Company and the investors in such Financing that are set forth in the definitive agreement between the Company and the investors in such Financing (such agreement or agreements, collectively, the “Purchase Agreement”).

5. Fees. In consideration for its services hereunder, the Company shall pay Canaccord Genuity, by wire transfer of immediately available funds in lawful money of the United States to such accounts at commercial banks in the United States as Canaccord Genuity shall identify upon written notice to the Company at the time due, the following fees:

(a) upon signing of this Agreement, a non-refundable retainer fee of $25,000, and an additional $25,000 on the month anniversary of such date (notwithstanding any earlier termination of the Agreement by the Company) (collectively, the “Retainer Fee”) and any such Retainer fee actually paid by the Company to Canaccord Genuity shall be credited against the first Success Fee or Financing Fee (as such terms are defined below) paid by the Company;

(b) upon the Closing (as defined below) of a Reverse Merger, $750,000 (the “Success Fee”); and

(c) upon the Closing of a Financing, a fee (the “Financing Fee”) equal to 7.0% of the gross proceeds of the Investment (as defined below) from sales of Equity Securities; provided, however that under no circumstances will the Financing Fee be less than $500,000.

(d) For purposes of this Agreement:

(i) “Closing” shall refer to that date at which the final legal transfer of ownership, as set forth in the executed definitive asset purchase, stock purchase, merger agreement or similar definitive agreement associated with the Reverse Merger or Financing (the “Definitive Agreement”) occurs.

Histogen, Inc.

November 8, 2019

(ii) “Investment” shall include the gross dollar amount delivered or committed to be delivered to the Company in the form of cash or other such funding, including sales of existing Company Equity Securities. For purposes of calculating the gross dollar amount, (A) any currency other than United States dollars shall be translated into United States dollars at the rate of exchange published in The Wall Street Journal on the Closing date thereof or at the prevailing market rate on such date if no such rate is published, and (B) only fifty percent (50%) of the proceeds received by the Company from sales to Lordship Ventures or to any of its Affiliates or any funds managed by it or its Affiliates shall be included.

(e) If, in connection with a Transaction that is not completed, the Company receives a break-up fee, topping fee or other termination fee (collectively, a “Termination Fee”), the Company will pay Canaccord Genuity a fee equal to 25% of such Termination Fee at the time such Termination Fee is received by the Company.

6. Expenses. In addition to any fees that may be payable to Canaccord Genuity hereunder and regardless of whether any Transaction is proposed or closed, the Company hereby agrees to reimburse Canaccord Genuity for all of its reasonable, documented, out-of-pocket expenses arising out of the engagement hereunder, including travel and related expenses (limited to the cost of commercial economy class for flights under four hours or commercial business class for longer flights), the costs of document preparation, production and distribution (such as printing and binding, and photocopies, and third party research and database services, and the reasonable fees and disbursements of independent counsel retained by Canaccord Genuity); provided, however, that (a) no expenses relating to the preparation, negotiation, amendment, or interpretation of this Agreement shall be reimbursable; and (b) any individual expense in excess of $5,000, or aggregate expenses in excess of $60,000, must be pre-approved by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed). Canaccord Genuity expects to bill such expenses periodically with payment due within 30 days after a statement therefor with supporting documentation.

7. Indemnification. In consideration of and as a condition precedent to Canaccord Genuity undertaking the engagement contemplated by this letter, the Company agrees to the indemnification provisions and other matters set forth in Annex A, which is incorporated by reference into this Agreement.

8. Due Diligence. It is understood that Canaccord Genuity’ role in any Financing will be subject to the satisfactory completion of investigation and inquiry into the affairs of the Company as Canaccord Genuity deems appropriate and necessary under the circumstances (“Due Diligence”) and the approval of Canaccord Genuity’ internal committee. Canaccord Genuity shall have the right, in its sole discretion, to terminate its involvement in a Financing if the outcome of the Due Diligence is not to its satisfaction or if approval of its internal committee is not obtained.

9. Exclusivity. During the Term, the Company will not, and will not permit its Representatives, to (i) enter into any arrangement or agreement with any other financial advisor with respect to a Financing or Transaction, or (ii) contact or solicit institutions, corporations or other entities as Investors or Counterparties. Furthermore, the Company agrees that during the Term, all inquiries, whether direct or indirect, from Investors or Counterparties will be referred to Canaccord Genuity.

Histogen, Inc.

November 8, 2019

10. No Obligation to Enter Into a Transaction. The Company shall not be obligated to sell securities or to accept any offer thereof, or enter into any Transaction, and the terms of any Transaction and the final decision to issue Instruments or enter into a Transaction, shall be subject to the absolute discretionary approval of the Company, including the right to postpone, modify, abandon, reject or terminate any or all Transactions or to terminate negotiations or due diligence with respect to any Transaction at any time. Canaccord Genuity further acknowledges and agrees that it has no authority to bind the Company in connection with any Transaction or otherwise.

11. Termination of Engagement. The engagement of Canaccord Genuity hereunder shall become effective upon the date hereof and shall continue until the earliest to occur of (a) either party terminating this Agreement at any time for any reason, upon 10 days’ prior written notice to the other party, and (b) Canaccord Genuity’s decision to terminate its involvement as set forth in Section 8 (such period, the “Term”). Upon any termination or expiration of the engagement, Canaccord Genuity will be entitled to its full fee under Section 5 in the event that (i) during the Tail Period (as defined below) a Transaction is consummated with a CG Party (as defined below); or (ii) the Company enters into a definitive agreement during the Term to consummate a Transaction and such Transaction is ultimately consummated; provided, however, that, at the request of the Company, Canaccord Genuity shall provide advisory services of the type contemplated by this Agreement in connection with such Transaction at no additional cost to the Company (other than expenses incurred by Canaccord Genuity in accordance with Section 6) notwithstanding the prior termination hereof and as a condition to being paid such Success Fee or Financing Fee. “Tail Period” means the period commencing at the termination of the Term and ending upon the date 12 months after the termination of the Term. “CG Party” means any Person (i) contacted or introduced to the Company by Canaccord Genuity during the term of this Agreement in connection with a Transaction, and who affirmatively requested additional information about the Transaction, (ii) who contacted the Company during the term of this Agreement in connection with a Transaction, (iii) who Canaccord Genuity sought to approach in connection with a Transaction, but was prevented from doing so by the Company, or (iv) with respect to whom Canaccord Genuity or the Company had substantive discussions regarding a Transaction during the term of this Agreement. The terms and provisions of this Section 11 and of Sections 3, 6, 7, 8, 10, and 12 - 16 and Annex A shall survive the termination of the Term and the Tail Period.

12. Reliance on Others. Canaccord Genuity does not provide accounting, tax or legal advice. The Company confirms that it will rely on its own independent counsel and independent accountants for such advice.

13. No Rights in Shareholders, etc. Canaccord Genuity has been engaged only by the Company, and this engagement of Canaccord Genuity is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other Person not a party hereto. Unless otherwise expressly agreed, no one other than the Company is authorized to rely on any statements, advice,

Histogen, Inc.

November 8, 2019

opinions or conduct by Canaccord Genuity. Any opinions or advice rendered by Canaccord Genuity to the Company’s Board or management in the course of this engagement are for the purpose of assisting the Company’s Board or management, as the case may be, in evaluating the Transactions contemplated hereby and such opinions or advice do not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with a Transaction. Canaccord Genuity’s role herein is that of an independent contractor and nothing contained herein is intended to create or shall be construed as creating a fiduciary relationship between Canaccord Genuity and the Company or its security holders, employees or creditors.

14. Other Activities. Canaccord Genuity is a full-service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities. Canaccord Genuity may agree or arrange to provide any prospective strategic partner with, or otherwise assist them in retaining, all or a portion of the financing they may require in connection with a proposed Transaction. In the ordinary course of its business, Canaccord Genuity and its Affiliates may actively trade the securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Notwithstanding the foregoing, Canaccord Genuity (i) shall not represent any counterparty to any Transaction without the prior written consent of the Company, (ii) represents and warrants that neither it nor any of its Affiliates has now, nor during the Term will it have, any material conflict of interest in connection with the services provided hereunder which the existence of such conflict has not been disclosed in writing to the Company and waived in writing by the Company, and (iii) will comply with all restrictions under applicable securities laws related to the use of material nonpublic information in the trading of securities.

15. Securities; Procedural Matters. The Equity Securities issued comprising the Financing shall be offered on terms and conditions, and made pursuant to one or more purchase, subscription, loan or similar agreements, acceptable to the Company in its sole discretion. In any Financing other than a firm commitment public offering, the Company will have the absolute right to reject any Investor(s) at any time. Subject to the proviso of the penultimate paragraph of Section 4, the Company will be responsible for taking, and will take, all actions necessary to ensure that the Financing is exempt from applicable federal and state securities laws. While the Company shall be responsible for the content of any marketing material or other documents used in the placement of securities in the Financing, the Company shall also cause such material and documents to reflect such content as Canaccord Genuity may reasonably request to comply with applicable securities laws, including any such requests arising out of any legal review of the Financing that Canaccord Genuity’s attorneys may conduct at the request of Canaccord Genuity. In addition, without the prior written consent of Canaccord Genuity (which consent shall not be unreasonably withheld, conditioned or delayed), such material and other documents may not name or otherwise refer to Canaccord Genuity or include Canaccord Genuity’s logo.

Histogen, Inc.

November 8, 2019

16. Miscellaneous.

(a) Nothing in this Agreement is intended to obligate or commit Canaccord Genuity to provide any services other than as set forth above.

(b) This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts so delivered shall be deemed to have been duly and validly delivered and be legally valid and enforceable for all purposes.

(c) This Agreement constitutes the entire agreement between the parties hereto regarding, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to, the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.

(d) The provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and Canaccord Genuity. This Agreement may not be assigned by either party, directly or indirectly (whether by merger, consolidation or otherwise), except (i) with the prior written consent of the other party, or (ii) in connection with a Transaction. Any purported assignment not in accordance with the foregoing shall be null and void ab initio.

(e) Nothing in this Agreement, express or implied, confers on any third party other than the Indemnified Persons (as defined in Annex A) and each of their respective successors, heirs and permitted assigns, any rights or remedies (directly or indirectly as a third party beneficiary or otherwise) under or by reason of this Agreement or as a result of the services to be rendered by Canaccord Genuity under this Agreement.

(f) Canaccord Genuity may refer to the Reverse Merger or Financing, after it is public knowledge, in traditional “tombstone” announcements or any of its other professional promotional materials, at its sole expense. In connection therewith Canaccord Genuity may use the Company’s corporate logo in such advertising or promotional materials (including electronic versions thereof). The content of any such announcement, including the use of the Company’s corporate logo, shall not contain any Confidential Information and shall otherwise be subject to the Company’s prior written approval, which approval shall not be unreasonably withheld.

(g) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

(h) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, entered into and to be performed entirely within the State of New York. The parries hereto hereby consent to submit to the jurisdiction of the courts of the State of New York and of the United States District Courts located

Histogen, Inc.

November 8, 2019

in the New York City for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. CANACCORD GENUITY HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT OR CANACCORD GENUITY’S PERFORMANCE OF SERVICES THAT ARE THE SUBJECT THEREOF.

(i) All notices (other than legal notices, which shall be provided in accordance with applicable law), approvals, consents and other communications hereunder shall be in writing, mailed by registered or certified mail, with return receipt requested, delivered by a nationally recognized overnight courier, emailed or hand delivered. Notices and other communications shall be effective: (i) if given by mail, five days after deposit in the U.S. mails, postage prepaid, addressed to such party at the address set forth below the signature of such party to this Agreement (or such other address as such party may specify in writing to the other party), (ii) if given by courier or by hand delivery, when delivered to such party, and (iii) if given by email, when a reply (other than an automated reply) is received.

(j) For purposes of this Agreement, unless the context clearly requires otherwise, (i) the term “electronic transmission” means electronic mail and any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, (ii) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (iii) the word “or” is not exclusive; (iv) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole (including all annexes hereto); (v) references to Sections and Annexes refer to the Sections of, and Annexes attached to, this Agreement; (vi) references to amounts of money expressed in dollars are references to the lawful currency of the United States; (vii) the singular number includes the plural number and vice versa and reference to any gender includes each other gender; (viii) a “writing” shall include an electronic transmission, and (ix) the term “termination” when used with respect to a period or agreement shall include the expiration thereof. All references to days in this Agreement are specifically to calendar days unless otherwise stated. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

SIGNATURE PAGE FOLLOWS

Histogen, Inc.

November 8, 2019

If you are in agreement with the foregoing, please sign where indicated below and return, whereupon the Agreement shall become effective as of the date hereof.

Sincerely,

CANACCORD GENUITY LLC

By:	/s/ Eugene Rozelman
Managing Director

ACCEPTED AND AGREED:

HISTOGEN, INC.

By:	/s/ Richard Pascoe
Richard Pascoe
Chairman and Chief Executive Officer

Histogen, Inc.

November 8, 2019

ANNEX A

In the event that Canaccord Genuity LLC (“Canaccord Genuity”) or any of its affiliates and its and their respective shareholders, directors, officers, agents or employees of Canaccord Genuity, or any other person controlling Canaccord Genuity (collectively, together with Canaccord Genuity, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding (any of the foregoing, a “Proceeding”), actual or threatened, brought by or against any Person, including stockholders of Histogen, Inc. (the “Company”), in connection with or as a result of the engagement contemplated by that certain letter agreement to which this Annex A is attached (the “Agreement”), the Company will reimburse such Indemnified Person for its reasonable legal and other expenses (including the reasonable costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas) incurred in connection therewith as such expenses are incurred; provided, however, that the Company shall not be liable for such expenses to the extent that it is finally determined by a court or arbitral tribunal in any such Proceeding that any loss, claim damage or liability of Canaccord Genuity or any other Indemnified Person has resulted from the fraud, bad faith, gross negligence or willful misconduct of Canaccord Genuity or any Indemnified Person, then Canaccord Genuity will promptly repay such portion of reimbursed amounts paid to Canaccord Genuity or any other Indemnified Person for which the Company is so found to not be liable. The Company will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of the engagement under the Agreement (the “Engagement”), except to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted from the fraud, bad faith, gross negligence or willful misconduct of Canaccord Genuity or any Indemnified Person. Unless otherwise noted, all capitalized terms used in this Annex A shall have the respective meanings ascribed thereto in the Agreement.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the fraud, bad faith, gross negligence or willful misconduct of any Indemnified Person), the Company and Canaccord Genuity shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Canaccord Genuity, on the other hand, with respect to the Engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Canaccord Genuity on the other hand; provided, however, that in no event shall the amounts to be contributed by Canaccord Genuity exceed the fees actually received by Canaccord Genuity in the Engagement, except to the extent any loss, claim, damage, liability or expense is finally judicially determined by a court of competent jurisdiction to have resulted from the fraud, bad faith, gross negligence or willful misconduct of any Indemnified Persons. Relative benefits to the Company, on the one hand, and Canaccord Genuity, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by Canaccord Genuity in the Engagement.

Histogen, Inc.

November 8, 2019

Canaccord Genuity shall promptly notify the Company of any actual or threatened Proceedings being asserted against any Indemnified Person which may give rise to indemnification or contribution hereunder (a “Claim”), provided that the failure to provide such prompt notice shall not affect the Company’s obligations hereunder, unless and to the extent that the Company is materially prejudiced by such failure. The Company shall have the right to participate in the defense of such Claim and, to the extent the Company shall so desire, to assume the defense thereof, provided, however, that in the event of the assumption of the defense thereof, such counsel shall be reasonably satisfactory to Canaccord Genuity. Notwithstanding the Company’s election to assume the defense of such Claim, the Indemnified Persons shall have the right to employ separate counsel designated by Canaccord Genuity and to participate in the defense of such Claim, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel as incurred, if (and only if) (i) the use of counsel chosen by the Company to represent the Indemnified Persons would, in the reasonable opinion of the Indemnified Persons’ counsel, present the Company’s counsel with a material conflict of interest; (ii) the actual or potential defendants in, or targets of, such Claim include both the Company and Indemnified Persons, and there are legal defenses available to the Indemnified Persons which are different from or additional to those available to the Company which result in a material conflict of interest for the Company’s chosen counsel (in which case the Company shall not have the right to assume the defense of such Claim on behalf of the Indemnified Persons); (iii) the Company shall not have employed counsel reasonably satisfactory to Canaccord Genuity to represent the Indemnified Persons within a reasonable time after notice of the institution of such Claim; or (iv) the Company shall authorize the Indemnified Persons to employ separate counsel at the Company’s expense. Notwithstanding anything to the contrary herein, the Company shall not be liable for the fees, costs and expenses of more than one separate firm of attorneys (plus one local counsel in each applicable jurisdiction) in any single Proceeding (or any separate but substantially similar Proceeding or demands arising out of the same general allegations) for all of the Indemnified Persons unless the Company consents in writing or unless an actual, material conflict of interest requires separate counsel for particular Indemnified Persons.

The Company will not, without Canaccord Genuity’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any threatened or pending Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a full, final and unconditional release of each Indemnified Person from any and all liabilities related to or arising out of such threatened or pending Proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution hereunder will, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any threatened or pending Proceeding referred to herein.

Histogen, Inc.

November 8, 2019

The Company also agrees that neither Canaccord Genuity nor any other Indemnified Person shall have any liability to the Company or any Person asserting claims on behalf or in right of the Company in connection with or as a result of the Engagement or any matter referred to in the Engagement, except to the extent that any Losses incurred by the Company are finally determined by a court or arbitral tribunal to have resulted from the fraud, bad faith, gross negligence or willful misconduct of any Indemnified Person. In no event shall Canaccord Genuity or any other Indemnified Person be responsible for any indirect, special or consequential damages, even if advised of the possibility thereof.

In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against the Company relating to the engagement in which such Indemnified Person is not named as a defendant, the Company agrees to promptly reimburse Canaccord on a monthly basis for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including the reasonable fees and disbursements of its legal counsel.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The provisions of this Annex A shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement.

END OF ANNEX A